Exhibit 99.1


News Release




                MMC TO HOLD CONFERENCE CALL ON MONDAY, OCTOBER 18


NEW YORK, NEW YORK, October 15, 2004--Marsh & McLennan Companies, Inc. (MMC) will hold a conference call for the investment community on Monday, October 18, 2004 to discuss the charges made by the New York State Attorney General.

Jeffrey W. Greenberg, chairman and chief executive officer of MMC, will lead a discussion and question and answer period beginning at 11 a.m. EDT.

To participate in the live teleconference, please dial (888) 602-6363. Callers from outside the United States should dial (719) 955-1564. The live audio webcast (which will be listen-only) may be accessed at www.mmc.com/cc2.html. A replay of the webcast will be available beginning approximately two hours after the event.

A continuous telephone replay will be available beginning at 2 p.m. EDT, Monday, October 18 and continuing through 11 p.m. EDT, Monday, October 25. To listen to the replay, please dial (888) 203-1112. Callers from outside the United States may listen to the replay by dialing (719) 457-0820. The access code for both numbers is 953850.

MMC is a global professional services firm with annual revenues exceeding $11 billion. It is the parent company of Marsh Inc., the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. More than 63,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.


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